EXHIBIT 12.1

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                                               CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES
                                    STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (in thousands of dollars)


                                                    For the Three                                    For the Six         For the
                                                    Months Ended        For the Years Ended          Months Ended       Years Ended
                                                        May 31,              February 28,            February 29,       August 31
                                              -------------------   ------------------------------   ------------   ----------------
                                                1999         1998     1999       1998       1997        1996          1995     1994
                                              --------   --------   --------   --------   --------   ------------   -------  -------

Earnings:(a)
   Income before provision for income taxes   $ 18,077   $ 22,202   $104,430   $ 79,881   $ 79,160   $ 13,630     $ 62,626  $  7,824
   Add fixed charges                            23,936      9,573     46,523     35,851     37,074     18,684       27,337    19,919
                                              --------   --------   --------   --------   --------   --------     --------  --------
      Earnings                                $ 42,013   $ 31,775   $150,953   $115,732   $116,234   $ 32,314     $ 89,963  $ 27,743
                                              ========   ========   ========   ========   ========   ========     ========  ========

Fixed Charges:
   Interest on debt and capitalized leases    $ 23,195   $  8,797   $ 43,537   $ 32,917   $ 34,473   $ 17,447     $ 25,121  $ 18,367
   Amortization of direct financing costs          311        545      1,867      2,082      2,112      1,046        1,881     1,287
   Amortization of discount on debt                103         93        388        352        112        -            -         -
   Interest element of rentals                     327        138        731        500        377        191          335       265
                                              --------   --------   --------   --------   --------   --------     --------  --------
      Total fixed charges                     $ 23,936   $  9,573   $ 46,523   $ 35,851   $ 37,074   $ 18,684     $ 27,337  $ 19,919
                                              ========   ========   ========   ========   ========   ========     ========  ========

Ratio of Earnings to Fixed Charges                 1.8        3.3        3.2        3.2        3.1        1.7          3.3       1.4
                                              ========   ========   ========   ========   ========   ========     ========  ========

(a) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.


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